Exhibit 10.7

Commission Plan

Anderson, Doug

Fiscal Year 2008

Quota and Compensation Targets

EFFECTIVE:	January 1, 2008 – December 31, 2008
ASSOCIATE NAME:	Anderson, Doug
TITLE:	SVP, Global Field Operations

Overview

Under this plan, Mr. Anderson is eligible to receive a monthly cash payment based on all revenue recognized from worldwide sales of certain products and services (defined below as Eligible Revenue). The amount of the cash payment is calculated as set forth below. There is no threshold and no maximum under this plan.

Definitions

Eligible Revenue: Worldwide revenue from the sale of all products and services sold by the Company or any of its subsidiaries other than Captaris Document Technologies GmbH. Eligible Revenue does not include revenue from existing Captaris Document Technologies products even if sold through the Company or one of its subsidiaries unless the existing Captaris Document Technologies product is bundled with another Company product and sold through traditional Company distribution channels.

Annual Quota: $111,908,134.

Target Incentive: $75,000. This is the amount of bonus payable to the participant in the event the Company generates the Annual Quota amount of Eligible Revenue.

Commission Rate: .067019%. This percentage is calculated by dividing Annual Quota into Target Incentive.

Commission Payments: You will be eligible to earn a monthly amount determined by multiplying the Commission Rate by the amount of Eligible Revenue recognized by the Company in that month. This amount will be paid at the end of the subsequent month. In the event and at such time as the cumulative amount of Eligible Revenue recognized by the Company in fiscal year 2008 exceeds the Annual Quota, the Commission Rate will increase for the incremental amounts of Eligible Revenue recognized in the manner provided in the Quota Achievement Accelerator Grid below. The “% of Attainment” column is measured as the percentage of the Annual Quota. The Accelerator Factor represents the number that is multiplied by the Commission Rate which is then multiplied by the Eligible Revenue in the % of Attainment band to which the Acclerator Factor applies.

Quota Achievement Accelerator Grid

% of Attainment	Accelerator Factor
0 – 100%	1.00
100.01% to 105.00%	1.50
105.01% to 110.00%	2.00
110.01% to 125.00%	2.50
125.01% +	3.00

In the event commission payments are made based on recognition of Eligible Revenue that is subsequently reversed, the Company will deduct any such payments from subsequent salary, bonus, commission or other compensation payments made to the participant.

Plan Acknowledgment Form - FY 2008 Sales Commission Plan

By signing below, I acknowledge that:

(a) I have read this Sales Commission Plan and clarified all of my questions about it;

(b) I authorize the recovery of overpayments of sales commission paid to me through payroll deductions as allowable by state/provincial law;

(c) The CEO will have the final determination for any issue, interpretation, or dispute regarding this plan;

(d) I understand that failure to sign and return this document will disqualify me from receiving incentive commission from Captaris, Inc.

Employee Signature	/s/ Doug Anderson	Date: March 19, 2008
Employee Name	Anderson, Doug

Manager’s Signature	/s/ David Anastasi	Date: March 19, 2008
Manager Name	Anastasi, David